Exhibit 99.1
                                                                    News Release

PR Media:                                            Financial:
Jeff Weir                                            Jim Foltz
National Semiconductor                               National Semiconductor
(408) 721-5199                                       (408) 721-5693
jeff.weir@nsc.com                                    invest.group@nsc.com

National Semiconductor Announces Purchase of 7.5 Million Shares
As Part of $400 Million Stock Buy-Back Program

SANTA  CLARA,  Calif.,  September 9, 2003 - National  Semiconductor  Corporation
(NYSE:NSM) today announced that it has purchased approximately 7.5 million shares of the company's common stock through a privately negotiated transaction with a major financial institution. This purchase was done pursuant to the $400 million stock buy-back program announced on July 30, 2003.

National Semiconductor had 184 million shares of common stock outstanding as of May 25, 2003, the end of its fiscal
2003.

About National Semiconductor National Semiconductor is the premier analog company driving the information age. Combining real-world analog and state-of-the-art digital technology, the company is focused on analog-based semiconductor products, which include stand-alone devices and subsystems in the areas of power management, imaging, display drivers, audio, amplifiers and data conversion. The company targets key markets such as wireless, displays, PCs, networks and a broad range of portable applications. With headquarters in Santa Clara, California, National reported sales of $1.67 billion for its most recent fiscal year. Additional company and product information is available on the World Wide Web at www.national.com. # # #

National Semiconductor is a registered trademark.